Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
FAX (801) 365-4855
2795 East Cottonwood Parkway, Suite 400
Salt Lake City, Utah 84121
www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2012 Fourth Quarter and Year End Results

~ Achieves FFO Per Share of $0.43 for the Quarter and $1.59 for the Year ~

~ Increases FFO by 23% for the Quarter and 33% for the Year ~

~ Increases Same-Store NOI by 8.5% for the Quarter and 10.2% for the Year ~

SALT LAKE CITY, February 21, 2013 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three months and year ended December 31, 2012.

Highlights for the three months ended December 31, 2012:

•                  Achieved funds from operations (“FFO”) of $0.43 per diluted share, resulting in 23% FFO growth compared to the fourth quarter of 2011.  Excluding $0.02 in acquisition related costs and $0.01 in costs related to Superstorm Sandy, FFO was $0.46 per diluted share.

•                  Increased same-store revenue and net operating income (“NOI”) by 6.5% and 8.5%, respectively, compared to the same period in 2011.

•                  Increased same-store occupancy by 170 basis points to 88.6% at December 31, 2012, compared to 86.9% as of December 31, 2011.

•                  Acquired 32 properties for an approximate purchase price of $215.1 million.

•                  Paid a quarterly dividend of $0.25 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “Our operating fundamentals were strong this year thanks to continued technological innovation, stable demand, and virtually no new supply.  The same store numbers for the quarter were amongst the best in our Company’s history.  For 2013, market conditions remain favorable and our outlook reflects our confidence in our proven operating platform and our ability to continue to maximize every opportunity to increase stockholder value.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months and year ended December 31, 2012 and 2011.  The table also provides a reconciliation to GAAP net income per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2012		2011		2012		2011
		(per share)		(per share)		(per share)		(per share)
Net income attributable to common stockholders	$36,076	$0.34	$16,278	$0.17	$117,309	$1.14	$50,449	0.54
Adjustments:
Real estate depreciation	17,921	0.15	14,647	0.14	64,301	0.58	52,647	0.54
Amortization of intangibles	2,633	0.02	1,004	0.01	6,763	0.06	2,375	0.02
Joint venture real estate depreciation and amortization	1,671	0.01	1,820	0.02	7,014	0.06	7,931	0.08
Joint venture (gain) loss on sale of properties and purchase of partners’ interest	(11,581)	(0.10)	3	—	(30,630)	(0.29)	185	—
Distributions paid on Preferred Operating Partnership units	(1,437)	(0.01)	(1,437)	(0.01)	(5,750)	(0.05)	(5,750)	(0.06)
Income allocated to Operating Partnership noncontrolling interests	2,786	0.02	2,132	0.02	10,349	0.09	7,978	0.08
Funds from operations	$48,069	$0.43	$34,447	$0.35	$169,356	$1.59	$115,815	$1.20

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	—	—	453	—	444	—	1,761	0.01
Acquisition related costs	1,787	0.02	731	0.01	5,351	0.05	2,896	0.03
Net effect of prior periods asset management fee from joint venture	—	—	(3,319)	(0.03)	—	—	(3,319)	(0.03)
Severance costs	—	—	2,137	0.02	—	—	2,137	0.02
Funds from operations - adjusted	$49,856	$0.45	$34,449	$0.35	$175,151	$1.64	$119,290	$1.23

Weighted average number of shares - diluted	112,007,741		99,085,766		106,523,015		96,683,508

FFO and FFO as adjusted include the dilutive impact from lease-up properties of $0.00 and $0.01 per diluted share for the three months and year ended December 31, 2012, respectively, compared to $0.01 and $0.07 for the same periods in 2011.

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three months and year ended December 31, 2012 and 2011 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months Ended December 31,		Percent	For the Year Ended December 31,		Percent
	2012	2011	Change	2012	2011	Change
Same-store rental and tenant reinsurance revenues	$70,751	$66,433	6.5%	$276,811	$259,733	6.6%
Same-store operating and tenant reinsurance expenses	21,698	21,208	2.3%	86,414	86,953	(0.6)%
Same-store net operating income	$49,053	$45,225	8.5%	$190,397	$172,780	10.2%

Non same-store rental and tenant reinsurance revenues	$36,686	$15,319	139.5%	$106,879	$40,173	166.0%
Non same-store operating and tenant reinsurance expenses	$12,825	$5,497	133.3%	$35,483	$14,671	141.9%

Total rental and tenant reinsurance revenues	$107,437	$81,752	31.4%	$383,690	$299,906	27.9%
Total operating and tenant reinsurance expenses	$34,523	$26,705	29.3%	$121,897	$101,624	19.9%

Same-store square foot occupancy as of quarter end	88.6%	86.9%		88.6%	86.9%

Properties included in same-store	282	282		282	282

As of December 31, 2012, same-store occupancy increased 170 basis points to 88.6% when compared to December 31, 2011.  Revenues for the three months ended December 31, 2012, were up primarily due to increases in occupancy and rates for both new and existing customers and decreases in discounts to new customers.  Expenses for the same period were higher than previous quarters due primarily to increased expenses as a result of Superstorm Sandy and higher property taxes.

The Company’s major markets with revenue growth above the portfolio average for the three months ended December 31, 2012, included Atlanta, Chicago, Houston, Los Angeles, Miami and Tampa.  Major markets performing below the Company’s portfolio average included Albuquerque, Las Vegas, and Phoenix.

Acquisition and Third-Party Management Activity:

During the quarter, the Company purchased 32 properties for an approximate purchase price of $215.1 million.  Of the 32 properties, 21 came from the acquisition of a joint-venture partner’s interest in an existing joint venture.  The joint venture owned 21 properties located in 11 states.  The remaining 11 assets were located in Arizona, Florida, Massachusetts, Maryland, and New Jersey.

Subsequent to the end of the year, the Company purchased two assets located in Illinois and Maryland for approximately $12.9 million by purchasing a partner’s interest in an existing joint venture.

The Company has two additional properties under contract for approximately $20.6 million.  The properties are located in Maryland and Texas.  The purchase of these properties is currently expected to close by the end of the first quarter of 2013.  These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of December 31, 2012, the Company managed 181 properties for third-party owners.  Including 281 properties owned and operated in joint ventures, the Company had a total of 462 properties under management.  The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of December 31, 2012, the Company’s percentage of fixed-rate debt to total debt was 81.0%. The weighted average interest rate on the Company’s fixed and variable rate debt was 4.6% and 2.3%, respectively.  The combined weighted average interest rate was 4.2% with a weighted average maturity of approximately 5.6 years.

Dividends:

The Company paid a fourth quarter dividend of $0.25 per share on the common stock of the Company on December 31, 2012, to stockholders of record at the close of business on December 10, 2012.

Outlook:

The Company currently estimates that FFO per diluted share will be between $0.42 and $0.44 for the quarter ending March 31, 2013, and will be between $1.87 and $1.95 for the year ending December 31, 2013.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•                  Same-store property revenue growth, including tenant reinsurance, between 4.5% and 5.5%.

•      Same-store property expense increase, including tenant reinsurance, between 2.75% and 3.75%.

•      Same-store property NOI growth, including tenant reinsurance, between 4.5% and 6.5%.

•      Net tenant reinsurance income between $33.3 million and $34.3 million.

•                  General and administrative expenses between $52.5 million and $53.5 million, including non-cash compensation expense of approximately $5.0 million.

•                  Average monthly cash balance of approximately $40.0 million.

•                  Equity in earnings of real estate ventures between $10.5 million and $11.5 million.

•                  Acquisition activity of approximately $150.0 million.

•                  Interest expense between $73.0 million and $74.0 million.

•                  Weighted average LIBOR of 0.44%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 115.8 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary between $6.5 million and $7.5 million, inclusive of approximately $5.4 million in solar tax credits.

•                  Acquisition related costs of approximately $1.7 million.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” on the left of the page.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease up assets.

Conference Call:

The Company will host a conference call at 2:00 p.m. Eastern Time on Friday, February 22, 2013, to discuss its financial results. To participate in the conference call, please dial 866-202-3109 or 617-213-8844 for international participants, conference ID:  40867641.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on February 22, 2013, until midnight Eastern Time on March 22, 2013.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, conference ID: 90834799.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Notes to Financial Information:

The Company operates as a self-managed and self-administered REIT. Readers are encouraged to find further detail regarding Extra Space Storage’s organizational structure in its most recent Annual Report on Form 10-K as filed with the SEC.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest charges related to the Company’s exchangeable senior notes.  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges from the exchangeable senior notes, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO and may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the three months and year ended December 31, 2012, consisted of 282 properties that were wholly-owned and operated and that were stabilized by the first day of each period.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT that owns and/or operates 910 self-storage properties in 34 states, Washington, D.C. and Puerto Rico.  The Company’s properties comprise approximately 610,000 units and approximately 67.0 million square feet of rentable space, offering customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31, 2012	December 31, 2011
	(Unaudited)
Assets:
Real estate assets, net	$2,991,722	$2,263,795

Investments in real estate ventures	106,313	130,410
Cash and cash equivalents	30,785	26,484
Restricted cash	16,976	25,768
Receivables from related parties and affiliated real estate joint ventures	11,078	18,517
Other assets, net	66,603	52,550
Total assets	$3,223,477	$2,517,524

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,369,690	$937,001
Premium on notes payable	3,319	4,402
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	—	87,663
Lines of credit	85,000	215,000
Accounts payable and accrued expenses	52,299	46,353
Other liabilities	48,248	33,754
Total liabilities	1,678,146	1,443,763

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 110,737,205 and 94,783,590 shares issued and outstanding at December 31, 2012, and December 31, 2011, respectively	1,107	948
Paid-in capital	1,740,037	1,290,021
Accumulated other comprehensive deficit	(14,273)	(7,936)
Accumulated deficit	(235,064)	(264,086)
Total Extra Space Storage Inc. stockholders’ equity	1,491,807	1,018,947
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,918	29,695
Noncontrolling interests in Operating Partnership	22,492	24,018
Other noncontrolling interests	1,114	1,101
Total noncontrolling interests and equity	1,545,331	1,073,761
Total liabilities, noncontrolling interests and equity	$3,223,477	$2,517,524

Consolidated Statement of Operations for the Three Months and Year Ended December 31, 2012 and 2011

(In thousands, except share and per share data)

	For the Year Ended December 31,		For the Three Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues:
Property rental	$346,874	$268,725	$97,681	$73,460
Tenant reinsurance	36,816	31,181	9,756	8,292
Management fees	25,706	29,924	6,230	11,460
Total revenues	409,396	329,830	113,667	93,212

Expenses:
Property operations	114,028	95,481	31,305	25,155
Tenant reinsurance	7,869	6,143	3,218	1,550
Acquisition related costs	5,351	2,896	1,787	731
Severance costs	—	2,137	—	2,137
General and administrative	50,454	49,683	12,710	13,287
Depreciation and amortization	74,453	58,014	21,535	15,973
Total expenses	252,155	214,354	70,555	58,833

Income from operations	157,241	115,476	43,112	34,379

Interest expense	(71,850)	(67,301)	(19,502)	(17,870)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(444)	(1,761)	—	(453)
Interest income	1,816	1,027	632	471
Interest income on note receivable from Preferred Operating Partnership unit holder	4,850	4,850	1,212	1,212
Income before equity in earnings of real estate ventures and income tax expense	91,613	52,291	25,454	17,739

Equity in earnings of real estate ventures	10,859	7,287	3,011	1,227
Equity in earnings of real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	30,630	—	11,581	—
Income tax expense	(5,413)	(1,155)	(1,173)	(552)
Net income	127,689	58,423	38,873	18,414
Net income allocated to Preferred Operating Partnership noncontrolling interests	(6,876)	(6,289)	(1,768)	(1,607)
Net income allocated to Operating Partnership and other noncontrolling interests	(3,504)	(1,685)	(1,029)	(529)
Net income attributable to common stockholders	$117,309	$50,449	$36,076	$16,278

Net income per common share
Basic	$1.15	$0.55	$0.33	$0.17
Diluted	$1.14	$0.54	$0.34	$0.17

Weighted average number of shares
Basic	102,290,200	92,097,008	107,830,985	94,530,814
Diluted	106,523,015	96,683,508	112,007,741	99,085,766

Cash dividends paid per common share	$0.85	$0.56	$0.25	$0.14

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending March 31, 2013 and Year Ending December 31, 2013 — Unaudited

	For the Three Months Ending March 31, 2013		For the Year Ending December 31, 2013
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.21	$0.23	$1.02	$1.10
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.03	0.03	0.12	0.12
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.05)	(0.05)
Net income for diluted computations	0.23	0.25	1.09	1.17

Adjustments:
Real estate depreciation	0.17	0.17	0.69	0.69
Amortization of intangibles	0.01	0.01	0.04	0.04
Joint venture real estate depreciation and amortization	0.01	0.01	0.05	0.05
Diluted funds from operations per share	$0.42	$0.44	$1.87	$1.95